No. 33-


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM S-8
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                               NUI CORPORATION
           (Exact name of registrant as specified in its charter)

                 New Jersey                       22-1869941
       (State or other jurisdiction of         (I.R.S. Employer
        incorporation or organization        Identification No.)

                           550 Route 202-206, Box 760,
                       Bedminster, New Jersey 07921-0760
                  (Address of principal executive offices)

                               NUI CORPORATION
                   1996 STOCK OPTION AND STOCK AWARD PLAN

                          (Full title of the plan)

                              JAMES R. VAN HORN
                        General Counsel and Secretary
                               NUI Corporation
                         550 Route 202-206, Box 760,
                      Bedminster, New Jersey 07921-0760
                   (Name and address of agent for service)

                                (908) 781-0500
                 (Telephone number, including area code, of
                             agent for service)


                       Copy of all communications to:
                           MARTIN RUBASHKIN, ESQ.
                            Bourne, Noll & Kenyon
                           382 Springfield Avenue
                          Summit, New Jersey 07901


                           (Cover Page Continued)

                       CALCULATION OF REGISTRATION FEE

                                       Proposed   Proposed
                                       Maximum    Maximum
      Title of                         Offering   Aggregate    Amount of
      Securities to    Amount to be    Price Per  Offering     Registration
      be Registered    Registered (1)  Share (2)  Price (2)    Fee (2)

      Common Stock     250,000         $ 18.9375  $ 4,734,375  $ 1,632.54
      No Par Value
      (and
      associated
      stock purchase
      rights)(3)

      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

      (1) This Registration Statement also relates to such indeterminate number of additional shares of registrant's Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

      (2) The registration fee is calculated by using $ 18.9375 per share as the average of the high and low sales prices per share as reported on the New York Stock Exchange on April 8, 1996, solely for the purpose of determining the registration fee for the 250,000 shares registered hereby. See SEC Rule 457(c) and (h).

      (3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.


                                   PART II

      ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

                There are hereby incorporated by reference the following documents:

                (a) The registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1995;

                (b) The registrant's Quarterly Reports on Form 10-Q and 10-Q/A for the quarter ended December 31, 1995;

                (c) The registrant's Current Reports on Form 8-K dated October 24, 1995 and December 1, 1995;

                (d) The registrant's Definitive Proxy Statement for its Annual Meeting of Shareholders held on March 12, 1996;

                (e) The registrant's Registration Statement on Form 8-A, filed on May 28, 1982 and Amendment No. 1 thereto on Form 8-A/A, filed on September 16, 1993;

                (f) The registrant's Registration Statement on Form 8-A filed on December 1, 1995;

                (g) The registrant's Registration Statement on Form S-3 filed on April 4, 1996.

                All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement on Form S-8 to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement on Form S-8.

      ITEM 4.   DESCRIPTION OF SECURITIES

           Not Applicable


      ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

           Not Applicable


      ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                As authorized under New Jersey law, the registrant's certificate of incorporation provides that a director or officer shall not be personally liable to the corporation or its shareholders for breach of duty owed to the corporation, except to the extent that such exception from, or limitation of, liability is not permitted under the New Jersey Business Corporation Act.

                Under its certificate of incorporation, the registrant is required, to the full extent permitted by law, to indemnify its directors, officers, employees and agents. The New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors, (b) independent legal counsel, or
      (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification shall be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were breaches of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person or an improper personal benefit.

                The registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

      ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

                Not applicable


      ITEM 8.   EXHIBITS

      4(a) Registrant's Amended and Restated Certificate of Incorporation as amended to date (incorporated by reference to Exhibit 3 (i) of the registrant's Form 10-K for the fiscal year ended September 30, 1991, Exhibit 3 (i) of the registrant's Form 10-K for the fiscal year ended September 30, 1995, and Exhibit A of the registrant's Form 8-A filed on December 1, 1995).

      5         Opinion and Consent of Bourne, Noll & Kenyon

      24(a)     Consent of Counsel (included in Exhibit 5)

      24(b)     Consent of Independent Auditors


      ITEM 9.   UNDERTAKINGS

                The registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that sections (1) and (2) above do not apply if the registration statement is on Form S-3 or Form S-8 and information required to be included in a post-effective amendment by those sections is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                The registrant hereby undertakes (1) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      The Registrant

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on April 11, 1996.


                                    NUI CORPORATION

                                    By: /S/ James R. Van Horn
                                           James R. Van Horn
                                           Corporate Secretary

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signatures               Capacity              Date
        /S/ John Kean, Jr.     President, Chief        March 26, 1996
           John Kean, Jr.      Executive Officer and
                               Director (Principal
                               Executive Officer)
                 *
              John Kean        Chairman and Director   April 11, 1996

       /S/ Stephen M. Liaskos  Controller (Principal   April 11, 1996
          Stephen M. Liaskos   Financial and
                               Accounting Officer)
                 *
          Calvin R. Carver     Director                April 11, 1996

                  *
          Vera King Farris     Director                April 11, 1996

                   *
          James J. Forese      Director                April 11, 1996

                  *
           Bernard S. Lee      Director                April 11, 1996

                  *
          R. Van Whisnand      Director                April 11, 1996

                  *
           John Winthrop       Director                April 11, 1996

      * James R. Van Horn, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed as exhibits herewith.

                                     /S/ James R. Van Horn
                                        James R. Van Horn, Attorney-in-Fact


                                  EXHIBITS

      Exhibit Number

      5         Opinion of Bourne, Noll & Kenyon

      24(a)     Consent of Counsel (included in
                Exhibit 5)

      24(b)     Consent of Independent Public Accountants

      25        Power of Attorney